Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements No. 333-115056 pertaining to the Hospira 2004 Long-Term Stock Incentive Plan, and Nos. 333-115058 and 333-120074 pertaining to the Hospira 401(k) Retirement Savings Plan, the Hospira Ashland Union 401(k) Plan and Trust, and No. 333-127844 pertaining to the Hospira Puerto Rico Retirement Savings Plan, of our report dated March 2, 2004 (except Note 12, as to which the date is March 21, 2005), with respect to the combined financial statements of income and comprehensive income, changes in shareholders' equity and cash flows and schedule of Hospira, Inc. as of December 31, 2003 and for the year then ended, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

ERNST & YOUNG LLP

Chicago, Illinois
March 14, 2006